CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Funds Series Trust II of our reports dated October 23, 2023, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N-CSR of the funds indicated in Appendix A for the year ended August 31, 2023. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Minneapolis, Minnesota December 20, 2023

Appendix A

Columbia Funds Series Trust II

Columbia Emerging Markets Bond Fund

Columbia Pyrford International Stock Fund

Columbia Integrated Large Cap Value Fund

Columbia Integrated Small Cap Growth Fund

Columbia Ultra Short Duration Municipal Bond Fund

Columbia Integrated Large Cap Growth Fund